UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 26, 2007
Date of Report (Date of earliest event reported)

AUROR CAPITAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52664	Not Applicable
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

2466 West 12th Avenue
Vancouver, British Columbia	V6K 2P1
(Address of principal executive offices)	(Zip Code)

604-787-4860
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.01 Changes in Registrant’s Certifying Accountant

Telford Sadovnick, P.L.L.C., Certified Public Accountants (“Telford Sadovnick”), have resigned as principal independent registered public accounting firm of the Company effective September 26, 2007. In view of this resignation, the Company has engaged Jorgensen & Co., as its principal independent registered public accounting firm effective December 11, 2007. The decision to change its principal independent registered public accounting firm has been approved by the Company’s board of directors.

The report of Telford Sadovnick dated March 29, 2007 on the balance sheet of the Company as at October 31, 2006 and the related statements of stockholders’ equity, operations, comprehensive loss and cash flows for the period from inception (March 16, 2006) to October 31, 2006, did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles, other than to state that there is substantial doubt as to the ability of the Company to continue as a going concern.

In connection with the audit of the period from inception (March 16, 2006) to October 31, 2006 through to the date of their resignation, there were no disagreements between the Company and Telford Sadovnick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Telford Sadovnick would have caused them to make reference thereto in their report on the Company’s audited consolidated financial statements.

The Company has provided Telford Sadovnick with a copy of the foregoing disclosures and has requested in writing that Telford Sadovnick furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. The Company has received the requested letter from Telford Sadovnick wherein they have confirmed their agreement to the Company’s disclosures. A copy of Telford Sadovnick’s letter has been filed as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Exhibit	Description

16.1	Letter of Telford Sadovnick dated January 7, 2008.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUROR CAPITAL CORP.

Date: January 7, 2008	By:	/s/ Ian McBean
Ian McBean
President and Chief Executive Officer